PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated June 22, 2000)                   REGISTRATION NO. 333-36480


                                   [LOGO](sm)



                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS(sm) Trust


         This prospectus supplement supplements information contained in the prospectus dated June 22, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS(sm) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                        Primary
                                                             Share      Trading
            Name of Company                     Ticker      Amounts     Market
--------------------------------------------   --------    ---------   ---------
AmSouth Bancorporation                           ASO           12         NYSE
Bank One Corporation                             ONE           33         NYSE
BB&T Corporation                                 BBT           10         NYSE
Comerica Incorporated                            CMA            5         NYSE
Fifth Third Bancorp                              FITB        13.5        NASDAQ
First Union Corporation                          FTU           29         NYSE
F1eetBoston Financial Corporation                FBF           25         NYSE
KeyCorp                                          KEY           13         NYSE
Marshall & Ilsley Corporation                    MI             3         NYSE
Mellon Financial Corporation                     MEL           14         NYSE
National City Corporation                        NCC           18         NYSE
Northern Trust Corporation                       NTRS           7        NASDAQ
The PNC Financial Services Group, Inc.           PNC            9         NYSE
State Street Corporation                         STT           10         NYSE
SunTrust Banks, Inc.                             STI            9         NYSE
Synovus Financial Corp.                          SNV            8         NYSE
U.S. Bancorp                                     USB        56.83         NYSE
Wachovia Corporation(1)                          WB             6         NYSE
Wells Fargo & Co.                                WFC           24         NYSE

--------------


(1) On July 31, 2001, shareholders will vote on a proposed name change to Wachovia Corp.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.




            The date of this prospectus supplement is June 30, 2001.